RIDER FOR
APPLICANT'S WAIVER OF PREMIUM BENEFIT

Read the list of Supplementary Benefits on the Contract Data page(s).
This Benefit is a part of this contract only if it is listed there.

DEATH PROVISION

Death Benefit. - We will pay into the contract for you on their due dates those scheduled premiums that fall due after the applicant's death but before the benefit termination date which we show in the Contract Data page(s). For us to do so, we must receive due proof that he or she died (1) before that date and (2) while this contract is in force and not in default pest the lest day of the grace period. But this promise is subject to all the provisions of this Benefit and of the rest of this contract.

Suicide Exclusion. - If the applicant, whether sane or insane, dies by suicide within the period that we state in the Suicide Exclusion under General Provisions and while this Benefit is in force, we will not pay, under this Benefit, the scheduled premiums we describe above. Instead, we will pay no more than the sum of the monthly charges deducted for the Benefit divided by .925.

DISABILITY PROVISION

Total Disability Benefit. - Before the benefit termination date, we will pay into the contract for you on their due dates scheduled premiums that fall due while the applicant is totally disabled.' But this is subject to all the provisions of this Benefit and of the rest of this contract.

Disability Defined. - When we use the words disability and disabled in this Benefit we mean total disability and totally disabled. Here is how we define them: (1) until the applicant hes stayed disabled for two years, we mean that he or she cannot, due to sickness or injury, do any of the duties of his or her regular occupation; but (2) after the applicant has stayed disabled for two years, we mean that he or she cannot, due to sickness or injury, do any gainful work for which he or she is reasonably fitted by education, training, or experience.

Except for whet we state in the next sentence, we will at no time regard an applicant as disabled who is doing gainful work for which he or she is reasonably fitted by education, training, or experience. We will regard an applicant as disabled, even if working or able to work, if he or she incurs, during a period in which premiums are eligible to be waived as we describe below, one of the following: (1) permanent and complete blindness of both eyes; or (2) severance of both hands at or above the wrists or both feet at or above the ankles; or (3) severance of one hand at or above the wrist and one foot at or above the ankle.

Premium Eligible To Be Paid By Us. - If the applicant becomes disabled before the first contract anniversary after his or her 65th birthday, we will pay only those scheduled premiums that fall due (1) while he or she stays disabled; and (2) before the benefit termination date.

If the applicant becomes disabled on or after (1) the first contract anniversary after his or her 65th birthday, or
(2) the benefit termination date, we will not pay any scheduled premium that fells due in that period of disability.

Conditions. - Both of these conditions must be met: (1) The applicant must become disabled while this contract is in force and not in default past the last day of the grace period. (2) The applicant must stay disabled for a period of at least six months while living.

Exceptions. - We will not pay any scheduled premium if the applicant becomes disabled from: (1) an injury he causes to himself, or she causes to herself, on purpose; or (2) sickness or injury due to service on or after the contract date in the armed forces of any country(ies) at war. The word war means declared or undeclared war and includes resistance to armed aggression.

Successive Disabilities. - Here is whet happens if the applicant has at least one scheduled premium paid by us while disabled, then gets well so that premium payment resumes, and then becomes disabled again. In this case, we will not apply the six-month period that would otherwise be required by Condition (2) and will consider the second period of disability to be pert of the first period unless (1) the applicant has done gainful work, for which he or she is reasonably fitted, for at least six months between the periods; or (2) the applicant became disabled the second time from an entirely different cause.

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If we do not apply the six-month period required by Condition (2), we also will not count the days when there was no disability as part of the two year period when disability means the applicant cannot do any of the duties of his or her regular occupation.

Notice and Proof of Claim. - Notice and proof of any claim must be given to us while the applicant is living and disabled. or as soon as reasonably possible. If notice or proof is not given as soon as reasonably possible, we will not pay any scheduled premium due more than one year before the date the notice or proof is given to us. We may require proof at reasonable times that the applicant is still disabled. After he or she has been disabled for two years, we will not ask for proof more than once a year. As a part of any proof, we have the right to require that the applicant be examined at our expense by doctors of our choice.

Recovery from Disability. - We will stop paying scheduled premiums if (1) disability ends; or (2) we ask for proof that the applicant is disabled and we do not receive it; or (3) we require that the applicant be examined and he or she fails to do so.

MISCELLANEOUS PROVISIONS

Reinstatement. - If this contract is reinstated. it will not include this Benefit on the life of the applicant unless we are given any facts we need to satisfy us that he or she is insurable for the Benefit.

Misstatement of Age or Sex. - If the applicant's stated age or sex or both are not correct, here is what we will do. We will change each benefit and any amount payable to what the premiums and charges would have bought for the correct age and sex.

Benefit Premiums and Charges. - We show the premiums for this Benefit under the List of Supplementary Benefits in the Contract Data pages, and these premiums are included in the Scheduled Premiums shown In these pages. From each premium payment, we make the deductions shown under Schedule of Expense Charges in these pages and the balance is the invested premium amount which is added to the contract fund.

The monthly charge for this Benefit is deducted on each monthly date from the contract fund. The amount of that charge is included in the Schedule of Monthly Deductions in the Contract Data pages.

Benefit premiums and charges stop on the earlier of (1) the first contract anniversary after the Insured's 24th birthday, and (2) the last contract anniversary before the benefit termination date.

Unscheduled Premiums During Disability. - You may make unscheduled premium payments if you wish. as provided in the Unscheduled Premiums section of the contract. even when we are paying scheduled premiums that fall due during a period of the applicants' disability or because of the applicants· death.

Termination. - This Benefit will end on the earliest of:
1.the end of the last day of grace if the contract is in default; it will not continue if a benefit takes effect under any contract value options provision that may be in the contract;
2.the end of the day that is the last premium due date before the benefit termination date we show on the Contract Data page(s);
3.the date the contract is surrendered under its Cash Value Option. if it has one; and
4.the date the contract becomes paid-up; and
5.the date the contract ends for any other reason.

Further, if you ask us in writing in the premium period, we will cancel the Benefit as of the date to which premiums are paid. Contract premiums due then and later will be reduced accordingly.

This Supplementary Benefit rider
attached to this contract on the Contract Date

Pruco Life Insurance Company,
By: /s/ Isabelle L. Kirchner
             Secretary

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CONTRACT DATA

LIST OF SUPPLEMENTARY BENEFITS (EACH BENEFIT IS DESCRIBED IN THE FORM THAT BEARS THE NUMBER SHOWN FOR IT)

AL150 APPLICANT'S WAIVER OF PREMIUM BENEFIT.
APPLICANT IS xxxxxxxxxxxxxxx

BENEFIT TERMINATION DATE IS XXX XX, XXXX.
ANNUAL PREMIUMS FOR BENEFIT AL150 ARE $XX.XX EACH
*****END OF LIST*****

SCHEDULE OF PREMIUMS DUE DATES OF SCHEDULED PREMIUMS OCCUR ON INTERVALS OF 12 MONTHS AFTER THAT DATE.

THE CONTRACT DATE AND AT

SCHEDULED PREMIUMS ARE CHANGING ON XXX XXXXX TO
SCHEDULED PREMIUMS INCLUDE THE PREMIUMS

$XXX.XX EACH
$XXX.XX EACH
FOR BENEFIT AL150.

*****END OF SCHEDULE*****

SCHEDULE OF EXPENSE CHARGES
FROM EACH PREMIUM PAID WE DEDUCT A PER-PAYMENT PROCESSING CHARGE OF
$2.00.

FROM THE REMAINDER WE DEDUCT A CHARGE OF 7.5%. AFTER DEDUCTION OF THIS AMOUNT, THE BALANCE IS THE INVESTED PREMIUM AMOUNT (SEE PAGE X.)

THERE IS A MAXIMUM MONTHLY CHARGE OF $4.00 THAT WE DEDUCT FROM THE CONTRACT FUND. (SEE PAGE X.)
*****END OF SCHEDULE*****

SCHEDULE OF MONTHLY DEDUCTIONS
MONTHLY DEDUCTIONS FOR ANY SUPPLEMENTARY BENEFITS ARE AS FOLLOWS:

MONTHLY DEDUCTIONS ARE CHANGING XXX XX, XXXX TO

$XXX.XX EACH
$XXX.XX EACH

*****END OF SCHEDULE*****
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